Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  September 25, 2009

RICK'S CABARET INTERNATIONAL, INC.
(Exact  Name  of  Registrant  As  Specified  in  Its  Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address Of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s  Telephone  Number,  Including  Area  Code)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 25, 2009, our subsidiary, RCI Entertainment (North FW), Inc. (the “Purchaser”), entered into a Stock Purchase Agreement (the “Agreement”) with Cabaret North, Inc., a Texas corporation (“CNI”), and its shareholders (the “Sellers”), pursuant to which the Purchaser will acquire 100% of the outstanding stock of CNI (the “Shares”).  CNI owns and operates an adult entertainment cabaret known as “Cabaret North” (the “Club”), located at 5316 Superior Parkway, Fort Worth, Texas 76106.  The Agreement provides for the transaction to close on or before September 30, 2009 (“Closing”).  Pursuant to the terms of the Agreement, the Purchaser is to pay to the Sellers total aggregate consideration of $2,300,000 (the “Purchase Price”).  The Purchase Price is to be payable at Closing by cashier’s check, certified funds or wire transfer, as follows:

(i)	$140,000 directly to CNI to be used for the payment of outstanding liabilities;

(ii)	$2,000,000 to the Sellers; and

(iii)
$160,000 to be held in an escrow account to pay any liabilities or obligations of CNI which were incurred but unpaid as of Closing and to be held in connection with the outcome of certain pending litigation.

Also pursuant to the Agreement, at Closing, each of the Sellers is to enter into a five (5) year Non-Competition Agreement, and CNI must have obtained a consent from its landlord to the sale of the Shares of CNI by the Sellers to the Purchaser and must have entered into an addendum to the Lease Agreement by and between the CNI and the landlord of the premises where the Club is located.

A copy of the Agreement is attached hereto as Exhibit 10.1.  A copy of the form of Non-Competition Agreement is attached hereto as Exhibit 10.2.  A copy of the press release related to this transaction is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

10.1	Stock Purchase Agreement dated September 25, 2009
10.2	Form of Non-Competition Agreement
99.1	Press release dated September 28, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: September 28, 2009	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer